EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

     We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Commonwealth Energy Corporation 1999 Equity Incentive Plan, As Amended, of our report dated September 27, 2002, with respect to the consolidated financial statements and the financial statement schedule listed in the index at Item 15(a)(2) of Commonwealth Energy Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2002 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
October 2, 2003